Exhibit 99.1

NEWS RELEASE

CONTINENTAL RESOURCES ANNOUNCES FIRST QUARTER 2020 RESULTS

Preserving Value over Volumes

360,841 Boepd Average Daily 1Q20 Production; up 9% YoY (56% Oil)

Lowest Cost Producer amongst Oil-Weighted Peers

•	$3.61 Production Expense per Boe and $1.31 Total G&A per Boe in 1Q20

Approx. $55 MM Reduction to 2020 G&A through Ongoing Cost Savings Evaluation

$650.7 MM Capex in 1Q20; 2020 Capex Tracking 3% to 5% below Previously Revised $1.2 B Budget

•	Zero Stim Crews in the Bakken and Averaging 1 Stim Crew in OK through Remainder of 2020

•	Rigs Reduced to 4 by YE20 (80% Reduction from Jan 2020)

$139 MM of Bonds Retired in March/April at a 53% Weighted Average Discount to Par

Strong Portfolio Optionality and Liquidity: Positions Company for Market Recovery

•	70% of Operated Oil Production Voluntarily Curtailed in May (60% Boepd Curtailed)

Oklahoma City, May 11, 2020 – Continental Resources, Inc. (NYSE: CLR) (the “Company”) today announced first quarter 2020 operating and financial results.

The Company reported a net loss of $185.7 million, or $0.51 per diluted share, for the quarter ended March 31, 2020. In first quarter 2020, typically excluded items in aggregate represented $158.1 million, or $0.43 per diluted share, of Continental’s reported net loss. Adjusted net loss for first quarter 2020 was $27.6 million, or $0.08 per diluted share (non-GAAP). Net cash provided by operating activities for first quarter 2020 was $663.8 million and EBITDAX was $594.2 million (non-GAAP).

Adjusted net loss, adjusted net loss per share, EBITDAX, net debt, net sales prices and cash general and administrative (G&A) expenses per barrel of oil equivalent (Boe) presented herein are non-GAAP financial measures. Definitions and explanations for how these measures relate to the most directly comparable U.S. generally accepted accounting principles (GAAP) financial measures are provided at the conclusion of this press release.

“This has been an unprecedented global market environment, which has seen crude oil demand fall by approximately 30% due to the COVID-19 pandemic. Continental is committed to preserving value over volumes. Our assets are secure and we are confident that this deferred production will bring more value to our shareholders in the months to come,” said Bill Berry, Chief Executive Officer.

Mr. Berry continued, “Our first quarter results underscore the capital efficient and low cost nature of our assets. Continental is financially strong with ample liquidity and no imminent debt maturities. We remain keenly focused on preserving both our assets and shareholder value for better commodity prices in the future. I want to thank our teams for their safe, efficient and best-in-class operations during this time. We look towards a bright future for both Continental and the U.S. oil and natural gas industry.”

Production Update

First quarter 2020 total production increased 9% over first quarter 2019, averaging 360,841 Boepd. First quarter 2020 oil production increased 3% over first quarter 2019, averaging 200,671 Bopd. First quarter 2020 natural gas production increased 16% over first quarter 2019, averaging 961.0 MMcfpd.

The following table provides the Company’s average daily production by region for the periods presented.

Boe per day	1Q 2020	1Q 2019
Bakken	201,502	199,423
South	152,010	124,335
All other	7,329	8,478

Total	360,841	332,236

Operations Update

“Our assets continued to deliver consistent and repeatable results in the first quarter. Ongoing operating improvements also drove further capital efficiencies, that continued to increase the barrels produced per dollar spent in both the Bakken and Oklahoma. Importantly, Continental remains a low cost leader amongst our oil-weighted peers. First quarter 2020 production expense per Boe and DD&A per Boe fell within our previous guidance and cash G&A per Boe was materially better. This is a testament to the commitment to excellence by our teams and the unmatched shareholder alignment that are fundamental parts of the culture here at Continental,” said Jack Stark, President and Chief Operating Officer.

The Company is currently tracking 3% to 5% below its previously revised $1.2 billion Capex budget. The Company also expects to reduce 2020 G&A by approximately $55 million through its ongoing cost savings evaluation. The Company has 70% of operated oil production voluntarily curtailed in May, or 60% of total operated production on a Boe basis. With the added optionality of having over 75% of its world class assets held by production, the Company is well-positioned for a recovery in market conditions. The Company is currently operating 5 rigs and expects to reduce to 4 rigs by year end 2020. This is an 80% reduction from the beginning of 2020. The Company currently has zero stim crews running in the Bakken and expects to average 1 stim crew in the South for the remainder of 2020. Efficiencies continue to build across all aspects of the Company’s operations that are positively impacting performance and reducing costs on a sustainable ongoing basis.

Bakken

In first quarter 2020, Bakken total production averaged 201,502 Boepd and oil production averaged 145,481 Bopd. During the quarter, the Company completed 47 gross (33 net) operated wells with first production. Early results from the Company’s 2020 Bakken program continue to perform in line with Bakken program wells completed over the past three years. The Company is operating 2 rigs in the Bakken through year end 2020.

South

In first quarter 2020, South total production averaged 152,010 Boepd and oil production averaged 47,838 Bopd. During the quarter, the Company completed 31 gross (21 net) operated wells with first production. The Company is currently operating 3 rigs in the South, targeting 2 rigs by year end 2020.

Property Impairments

Property impairments increased to $222.5 million for first quarter 2020, compared to $25.3 million for first quarter 2019. Impairments of proved oil and gas properties totaled $181.0 million for first quarter 2020, which resulted from the significant decrease in commodity prices during the quarter. The impairments were recognized on legacy properties in the Red River Units ($166.5 million) and other various non-core properties in the North and South regions. Additionally, in response to decreased crude oil prices, the Company recognized a $24.5 million impairment in first quarter 2020 to reduce the value of its crude oil inventory to estimated net realizable value at March 31, 2020.

Financial Update

Given the uncertainty and volatility of rapidly evolving market conditions, as well as the execution of production curtailments across its operations, the Company is withdrawing all previously issued guidance for 2020 and suspending further guidance. The Company intends to monitor market conditions and issue new guidance at the appropriate time.

1Q20 Financial Update	Three Months Ended March 31, 2020
Cash and Cash Equivalents	$517.6 million
Total Debt	$5.97 billion
Net Debt (non-GAAP)(1)	$5.45 billion
Average Net Sales Price (non-GAAP)(1)
Per Barrel of Oil	$39.64
Per Mcf of Gas	$0.90
Per Boe	$24.44
Production Expense per Boe	$3.61
Total G&A Expenses per Boe	$1.31
Crude Oil Differential per Barrel	($6.26)
Natural Gas Differential per Mcf	($1.05)
Non-Acquisition Capital Expenditures	$650.7 million
Exploration & Development Drilling & Completion	$544.0 million
Leasehold	$19.3 million
Minerals, of which 80% was Recouped from FNV	$20.6 million
Workovers, Recompletions and Other	$66.8 million

(1)

Net debt and net sales prices represent non-GAAP financial measures. Further information about these non-GAAP financial measures as well as reconciliations to the most directly comparable U.S. GAAP financial measures are provided subsequently under the header Non-GAAP Financial Measures.

The following table provides the Company’s production results, per-unit operating costs, results of operations and certain non-GAAP financial measures for the periods presented. Average net sales prices exclude any effect of derivative transactions. Per-unit expenses have been calculated using sales volumes.

	Three months ended March 31,
	2020	2019
Average daily production:
Crude oil (Bbl per day)	200,671	193,921
Natural gas (Mcf per day)	961,022	829,891
Crude oil equivalents (Boe per day)	360,841	332,236
Average net sales prices (non-GAAP), excluding effect from derivatives: (1)
Crude oil ($/Bbl)	$39.64	$50.05
Natural gas ($/Mcf)	$0.90	$2.56
Crude oil equivalents ($/Boe)	$24.44	$35.56
Production expenses ($/Boe)	$3.61	$3.59
Production taxes (% of net crude oil and gas sales)	8.9%	8.2%
DD&A ($/Boe)	$16.35	$16.60
Total general and administrative expenses ($/Boe) (2)	$1.31	$1.60
Net income (loss) attributable to Continental Resources (in thousands)	$(185,664)	$186,976
Diluted net income (loss) per share attributable to Continental Resources	$(0.51)	$0.50
Adjusted net income (loss) (non-GAAP) (in thousands) (1)	$(27,567)	$216,610
Adjusted diluted net income (loss) per share (non-GAAP) (1)	$(0.08)	$0.58
Net cash provided by operating activities (in thousands)	$663,818	$721,508
EBITDAX (non-GAAP) (in thousands) (1)	$594,247	$854,785

(1)

Net sales prices, adjusted net income (loss), adjusted diluted net income (loss) per share, and EBITDAX represent non-GAAP financial measures. Further information about these non-GAAP financial measures as well as reconciliations to the most directly comparable U.S. GAAP financial measures are provided subsequently under the header Non-GAAP Financial Measures.

(2)

Total general and administrative expense is comprised of cash general and administrative expense and non-cash equity compensation expense. Cash general and administrative expense per Boe was $0.81 and $1.19 for 1Q 2020 and 1Q 2019, respectively. Non-cash equity compensation expense per Boe was $0.50 and $0.41 for 1Q 2020 and 1Q 2019, respectively.

First Quarter Earnings Conference Call

The Company plans to host a conference call to discuss first quarter 2020 results on Monday, May 11, 2020 at 12:00 p.m. ET (11:00 a.m. CT). Those wishing to listen to the conference call may do so via the Company’s website at www.CLR.com or by phone:

Time and date:	12 p.m. ET, Monday, May 11, 2020
Dial-in:	1-888-317-6003
Intl. dial-in:	1-412-317-6061
Conference ID:	7881245

A replay of the call will be available for 14 days on the Company’s website or by dialing:

Replay number:	1-877-344-7529
Intl. replay:	1-412-317-0088
Conference ID:	10141773

The Company plans to publish a first quarter 2020 summary presentation to its website at www.CLR.com prior to the start of its conference call on Monday, May 11, 2020.

About Continental Resources

Continental Resources (NYSE: CLR) is a top 10 independent oil producer in the U.S. Lower 48 and a leader in America’s energy renaissance. Based in Oklahoma City, Continental is the largest leaseholder and the largest producer in the nation’s premier oil field, the Bakken play of North Dakota and Montana. The Company also has significant positions in Oklahoma, including its SCOOP Woodford and SCOOP Springer discoveries and the STACK plays. With a focus on the exploration and production of oil, Continental has unlocked the technology and resources vital to American energy independence and our nation’s leadership in the new world oil market. In 2020, the Company will celebrate 53 years of operations. For more information, please visit www.CLR.com.

Cautionary Statement for the Purpose of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements included in this press release other than statements of historical fact, including, but not limited to, forecasts or expectations regarding the Company’s business and statements or information concerning the Company’s future operations, performance, financial condition, production and reserves, schedules, plans, timing of development, rates of return, budgets, costs, business strategy, objectives, and cash flows are forward-looking statements. When used in this press release, the words “could,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “budget,” “target,” “plan,” “continue,” “potential,” “guidance,” “strategy,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Forward-looking statements are based on the Company’s current expectations and assumptions about future events and currently available information as to the outcome and timing of future events. Although the Company believes these assumptions and expectations are reasonable, they are inherently subject to numerous business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. No assurance can be given that such expectations will be correct or achieved or that the assumptions are accurate. The risks and uncertainties include, but are not limited to, commodity price volatility; the geographic concentration of our operations; financial market and economic volatility; the effects of any national or international health crisis; the inability to access needed capital; the risks and potential liabilities inherent in crude oil and natural gas drilling and production and the availability of insurance to cover any losses resulting therefrom; difficulties in estimating proved reserves and other reserves-based measures; declines in the values of our crude oil and natural gas properties resulting in impairment charges; our ability to replace proved reserves and sustain production; our ability to pay future dividends or complete share repurchases; the availability or cost of equipment and oilfield services; leasehold terms expiring on undeveloped acreage before production can be established; our ability to project future production, achieve targeted results in drilling and well operations and predict the amount and timing of development expenditures; the availability and cost of transportation, processing and refining facilities; legislative and regulatory changes adversely affecting our industry and our business, including initiatives related to hydraulic fracturing; increased market and industry competition, including from alternative fuels and other energy sources; and the other risks described under Part I, Item 1A. Risk Factors and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, registration statements and other reports filed from time to time with the SEC, and other announcements the Company makes from time to time.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which such statement is made. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, the Company’s actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Except as otherwise required by applicable law, the Company undertakes no obligation to publicly correct or update any forward-looking statement whether as a result of new information, future events or circumstances after the date of this report, or otherwise.

Readers are cautioned that initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels. In particular, production from horizontal drilling in shale oil and natural gas resource plays and tight natural gas plays that are stimulated with extensive pressure fracturing are typically characterized by significant early declines in production rates.

We use the term “EUR” or “estimated ultimate recovery” to describe potentially recoverable oil and natural gas hydrocarbon quantities. We include these estimates to demonstrate what we believe to be the potential for future drilling and production on our properties. These estimates are by their nature much more speculative than estimates of proved reserves and require substantial capital spending to implement recovery. Actual locations drilled and quantities that may be ultimately recovered from our properties will differ substantially. EUR data included herein, if any, remain subject to change as more well data is analyzed.

Investor Contact:	Media Contact:
Rory Sabino	Kristin Thomas
Vice President, Investor Relations	Senior Vice President, Public Relations
405-234-9620	405-234-9480
Rory.Sabino@CLR.com	Kristin.Thomas@CLR.com

Lucy Guttenberger

Investor Relations Analyst

405-774-5878

Lucy.Guttenberger@CLR.com

Continental Resources, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended March 31,
	2020	2019
	In thousands, except per share data
Revenues:
Crude oil and natural gas sales	$862,743	$1,109,584
Loss on natural gas derivatives, net	—	(1,124)
Crude oil and natural gas service operations	18,058	15,774

Total revenues	880,801	1,124,234

Operating costs and expenses:
Production expenses	118,478	106,966
Production taxes	71,224	86,441
Transportation expenses	60,502	49,139
Exploration expenses	11,637	1,837
Crude oil and natural gas service operations	5,910	7,186
Depreciation, depletion, amortization and accretion	536,696	495,019
Property impairments	222,529	25,316
General and administrative expenses	42,911	47,617
Net (gain) loss on sale of assets and other	4,502	(252)

Total operating costs and expenses	1,074,389	819,269

Income (loss) from operations	(193,588)	304,965
Other income (expense):
Interest expense	(63,594)	(67,837)
Gain on extinguishment of debt	17,631	—
Other	532	1,355

	(45,431)	(66,482)

Income (loss) before income taxes	(239,019)	238,483
(Provision) benefit for income taxes	52,235	(51,990)

Net income (loss)	(186,784)	186,493
Net loss attributable to noncontrolling interests	(1,120)	(483)

Net income (loss) attributable to Continental Resources	$(185,664)	$186,976

Net income (loss) per share attributable to Continental Resources:
Basic	$(0.51)	$0.50
Diluted	$(0.51)	$0.50

Continental Resources, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

In thousands	March 31, 2020	December 31, 2019
Assets
Cash and cash equivalents	$517,571	$39,400
Other current assets	777,601	1,167,615
Net property and equipment (1)	14,436,112	14,497,726
Other noncurrent assets	25,427	23,166

Total assets	$15,756,711	$15,727,907

Liabilities and equity
Current liabilities	$1,082,208	$1,336,026
Long-term debt, net of current portion	5,964,589	5,324,079
Other noncurrent liabilities	1,912,656	1,959,451
Equity attributable to Continental Resources	6,420,362	6,741,667
Equity attributable to noncontrolling interests	376,896	366,684

Total liabilities and equity	$15,756,711	$15,727,907

(1)	Balance is net of accumulated depreciation, depletion and amortization of $13.47 billion and $12.77 billion as of March 31, 2020 and December 31, 2019, respectively.

Continental Resources, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended March 31,
In thousands	2020	2019
Net income (loss)	$(186,784)	$186,493
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Non-cash expenses	721,785	603,591
Changes in assets and liabilities	128,817	(68,576)

Net cash provided by operating activities	663,818	721,508
Net cash used in investing activities	(706,739)	(753,071)
Net cash provided by financing activities	521,092	13,170
Effect of exchange rate changes on cash	—	15

Net change in cash and cash equivalents	478,171	(18,378)
Cash and cash equivalents at beginning of period	39,400	282,749

Cash and cash equivalents at end of period	$517,571	$264,371

Non-GAAP Financial Measures

Non-GAAP adjusted net income (loss) and adjusted net income (loss) per share attributable to Continental

Our presentation of adjusted net income (loss) and adjusted net income (loss) per share that exclude the effect of certain items are non-GAAP financial measures. Adjusted net income (loss) and adjusted net income (loss) per share represent net income (loss) and diluted net income (loss) per share determined under U.S. GAAP without regard to non-cash gains and losses on derivative instruments, property impairments, gains and losses on asset sales, and gains and losses on extinguishment of debt as applicable. Management believes these measures provide useful information to analysts and investors for analysis of our operating results. In addition, management believes these measures are used by analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas industry to allow for analysis without regard to an entity’s specific derivative portfolio, impairment methodologies, and property dispositions. Adjusted net income (loss) and adjusted net income (loss) per share should not be considered in isolation or as an alternative to, or more meaningful than, net income (loss) or diluted net income (loss) per share as determined in accordance with U.S. GAAP and may not be comparable to other similarly titled measures of other companies. The following tables reconcile net income (loss) and diluted net income (loss) per share as determined under U.S. GAAP to adjusted net income (loss) and adjusted diluted net income (loss) per share for the periods presented.

	Three months ended March 31,
	2020		2019
In thousands, except per share data	$	Diluted EPS	$	Diluted EPS
Net income (loss) attributable to Continental Resources (GAAP)	$(185,664)	$(0.51)	$186,976	$0.50
Adjustments:
Non-cash loss on derivatives	—		14,186
Property impairments	222,529		25,316
Net (gain) loss on sale of assets and other	4,502		(252)
Gain on extinguishment of debt	(17,631)		—
Total tax effect of adjustments (1)	(51,303)		(9,616)

Total adjustments, net of tax	158,097	0.43	29,634	0.08

Adjusted net income (loss) (non-GAAP)	$(27,567)	$(0.08)	$216,610	$0.58
Weighted average diluted shares outstanding	365,403		374,474

Adjusted diluted net income (loss) per share (non-GAAP)	$(0.08)		$0.58

(1)	Computed by applying a combined federal and state statutory tax rate of 24.5% in effect for 2020 and 2019 to the pre-tax amount of adjustments associated with our operations in the United States.

Non-GAAP Net Debt

Net debt is a non-GAAP measure. We define net debt as total debt less cash and cash equivalents as determined under U.S. GAAP. Net debt should not be considered an alternative to, or more meaningful than, total debt, the most directly comparable GAAP measure. Management uses net debt to determine the Company’s outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. We believe this metric is useful to analysts and investors in determining the Company’s leverage position since the Company has the ability to, and may decide to, use a portion of its cash and cash equivalents to reduce debt. This metric is sometimes presented as a ratio with EBITDAX in order to provide investors with another means of evaluating the Company’s ability to service its existing debt obligations as well as any future increase in the amount of such obligations. At March 31, 2020, the Company’s total debt was $5.97 billion and its net debt amounted to $5.45 billion, representing total debt of $5.97 billion less cash and cash equivalents of $517.6 million. From time to time the Company provides forward-looking net debt forecasts; however, the Company is unable to provide a quantitative reconciliation of the forward-looking non-GAAP measure to the most directly comparable forward-looking GAAP measure of total debt because management cannot reliably quantify certain of the necessary components of such forward-looking GAAP measure. The reconciling items in future periods could be significant.

Non-GAAP EBITDAX

We use a variety of financial and operational measures to assess our performance. Among these measures is EBITDAX, a non-GAAP measure. We define EBITDAX as earnings before interest expense, income taxes, depreciation, depletion, amortization and accretion, property impairments, exploration expenses, non-cash gains and losses resulting from the requirements of accounting for derivatives, non-cash equity compensation expense, and gains and losses on extinguishment of debt as applicable. EBITDAX is not a measure of net income/loss or net cash provided by operating activities as determined by U.S. GAAP.

Management believes EBITDAX is useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. Further, we believe EBITDAX is a widely followed measure of operating performance and may also be used by investors to measure our ability to meet future debt service requirements, if any. We exclude the items listed above from net income/loss and net cash provided by operating activities in arriving at EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired.

EBITDAX should not be considered as an alternative to, or more meaningful than, net income/loss or net cash provided by operating activities as determined in accordance with U.S. GAAP or as an indicator of a company’s operating performance or liquidity. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of EBITDAX. Our computations of EBITDAX may not be comparable to other similarly titled measures of other companies.

The following table provides a reconciliation of our net income/loss to EBITDAX for the periods presented.

	Three months ended March 31,
In thousands	2020	2019
Net income (loss)	$(186,784)	$186,493
Interest expense	63,594	67,837
Provision (benefit) for income taxes	(52,235)	51,990
Depreciation, depletion, amortization and accretion	536,696	495,019
Property impairments	222,529	25,316
Exploration expenses	11,637	1,837
Impact from derivative instruments:
Total loss on derivatives, net	—	1,124
Total cash received on derivatives, net	—	13,062

Non-cash loss on derivatives, net	—	14,186
Non-cash equity compensation	16,441	12,107
Gain on extinguishment of debt	(17,631)	—

EBITDAX (non-GAAP)	$594,247	$854,785

The following table provides a reconciliation of our net cash provided by operating activities to EBITDAX for the periods presented.

	Three months ended March 31,
In thousands	2020	2019
Net cash provided by operating activities	$663,818	$721,508
Current income tax provision (benefit)	(2,223)	—
Interest expense	63,594	67,837
Exploration expenses, excluding dry hole costs	5,378	1,837
Gain (loss) on sale of assets and other, net	(4,502)	252
Other, net	(3,001)	(5,225)
Changes in assets and liabilities	(128,817)	68,576

EBITDAX (non-GAAP)	$594,247	$854,785

Non-GAAP Net Sales Prices

Revenues and transportation expenses associated with production from our operated properties are reported separately. For non-operated properties, we receive a net payment from the operator for our share of sales proceeds which is net of costs incurred by the operator, if any. Such non-operated revenues are recognized at the net amount of proceeds received. As a result, the separate presentation of revenues and transportation expenses from our operated properties differs from the net presentation from non-operated properties. This impacts the comparability of certain operating metrics, such as per-unit sales prices, when such metrics are prepared in accordance with U.S. GAAP using gross presentation for some revenues and net presentation for others.

In order to provide metrics prepared in a manner consistent with how management assesses the Company’s operating results and to achieve comparability between operated and non-operated revenues, we may present crude oil and natural gas sales net of transportation expenses, which we refer to as “net crude oil and natural gas sales,” a non-GAAP measure. Average sales prices calculated using net crude oil and natural gas sales are referred to as “net sales prices,” a non-GAAP measure, and are calculated by taking revenues less transportation expenses divided by sales volumes, whether for crude oil or natural gas, as applicable. Management believes presenting our revenues and sales prices net of transportation expenses is useful because it normalizes the presentation differences between operated and non-operated revenues and allows for a useful comparison of net realized prices to NYMEX benchmark prices on a Company-wide basis.

The following tables present a reconciliation of crude oil and natural gas sales (GAAP) to net crude oil and natural gas sales and related net sales prices (non-GAAP) for the periods presented.

	Three months ended March 31, 2020			Three months ended March 31, 2019
In thousands	Crude oil	Natural gas	Total	Crude oil	Natural gas	Total
Crude oil and natural gas sales (GAAP)	$773,770	$88,973	$862,743	$911,118	$198,466	$1,109,584
Less: Transportation expenses	(50,372)	(10,130)	(60,502)	(41,648)	(7,491)	(49,139)

Net crude oil and natural gas sales (non-GAAP)	$723,398	$78,843	$802,241	$869,470	$190,975	$1,060,445
Sales volumes (MBbl/MMcf/MBoe)	18,251	87,453	32,826	17,373	74,690	29,821

Net sales price (non-GAAP)	$39.64	$0.90	$24.44	$50.05	$2.56	$35.56

Non-GAAP Cash General and Administrative Expenses per Boe

Our presentation of cash general and administrative (“G&A”) expenses per Boe is a non-GAAP measure. We define cash G&A per Boe as total G&A determined in accordance with U.S. GAAP less non-cash equity compensation expenses, expressed on a per-Boe basis. We report and provide guidance on cash G&A per Boe because we believe this measure is commonly used by management, analysts and investors as an indicator of cost management and operating efficiency on a comparable basis from period to period. In addition, management believes cash G&A per Boe is used by analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas industry to allow for analysis of G&A spend without regard to stock-based compensation programs which can vary substantially from company to company. Cash G&A per Boe should not be considered as an alternative to, or more meaningful than, total G&A per Boe as determined in accordance with U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

The following table reconciles total G&A per Boe as determined under U.S. GAAP to cash G&A per Boe for the periods presented.

	Three months ended March 31,
	2020	2019
Total G&A per Boe (GAAP)	$1.31	$1.60
Less: Non-cash equity compensation per Boe	(0.50)	(0.41)

Cash G&A per Boe (non-GAAP)	$0.81	$1.19